Exhibit 21.1

SUBSIDIARIES OF SPORTRADAR GROUP AG

The following is a list of Sportradar Group AG’s subsidiaries as of December 31, 2020

Sportradar Group AG Subsidiaries	Place of Incorporation

Sportradar Holding AG	Switzerland

Sportradar Jersey Holding Ltd.	United Kingdom

Sportradar Management Ltd.	United Kingdom

Fresh Eight Ltd.	United Kingdom

Sportradar AG	Switzerland

Sportradar Capital S.a. r.l.	Luxembourg

Sports Data AG	Switzerland

Sportradar Data Technologies India LLP	India

Sportradar GmbH	Germany

Sportradar GmbH	Austria

Sportradar Virtual Gaming GmbH	Germany

Sportradar Media Services GmbH	Austria

Sportradar Germany GmbH	Germany

Sportradar AS	Norway

Sportradar AB	Sweden

Sportradar OÜ	Estonia

OPTIMA Information Services, S.L.U.	Spain

OPTIMA Research & Development, S.L.U.	Spain

OPTIMA BEG d.o.o. Beograd	Serbia

Atrium Sports, Inc.	United States

Atrium Sports Ltd.	United Kingdom

Atrium Sports Pty, Ltd.	Australian

Synergy Sports Technology LLC	United States

Keemotion Group Inc.	United States

Synergy Sports, SRL	Belgium

Keemotion LLC	United States

Sportradar Americas Inc.	United States

MOCAP Analytics Inc.	United States

Sportradar US LLC	United States

OPTIMA Gaming U.S. Ltd.	United States

OPTIMA Gaming Operations U.S. Ltd.	United States

Sportradar Latam SA	Uruguay

Sportradar Singapore Pte. Ltd	Singapore

DATACENTRIC CORPORATION	Phillipines

Sportradar Australia Pty Ltd	Australia

Sportradar UK Ltd.	United Kingdom

Sportradar Polska sp. z.o.o.	Poland

Sportradar Managed Trading Services Ltd.	Gibraltar

Sportradar informaticijske tehnologije d.o.o.	Slovenia

Sportradar SA (PTY) Limited	South Africa

Sportradar Malta Limited	Malta

Nsoft d.o.o.	Bosnia

NSoft Solutions d.o.o.	Croatia

Bayes Esports Solutions GmbH	Germany

Interact Sport Pty Ltd.	Australia

Ineractsport UK limited	United Kingdom